December 6, 2001


Scott R. Gershon
c/o Intercallnet, Inc.
6340 NW 5th Way
Fort Lauderdale, Florida 33309


Re:  Short Term Loan


Dear Mr. Gershon;


Please accept this letter as the official terms and conditions surrounding the temporary loan between you and Intercallnet, Inc. (the "Company"). You have agreed to loan to the Company an amount equal to $23,720.74 for payment of the November 2001 rent for the Cypress Creek facility. Interest shall accrue at a rate of prime plus 2%, per annum, to be calculated over the time period that such temporary loan is outstanding.

When the Company's cash flow is sufficient, the total amount of the temporary loan (including accrued interest) will be reviewed and the repayment terms will be determined as either lump sum repayment or scheduled payments over a specific time period depending on the financial condition of the Company.








Sincerely,                                        Accepted By:

/s/ George A. Pacinelli                           Scott R. Gershon
---------------------------                       --------------------------
George A. Pacinelli                               Scott R. Gershon
President                                         Chief Executive Officer